Exhibit 2.1

DISTRIBUTION AGREEMENT

BY AND BETWEEN

COMVERSE TECHNOLOGY, INC.,

AND

COMVERSE, INC.

DATED AS OF [—], 2012

i

ii

DISTRIBUTION AGREEMENT

This Distribution Agreement (this “Agreement”), is dated as of [—], 2012, by and between Comverse Technology, Inc., a New York corporation (“CTI”), and Comverse, Inc., a Delaware corporation and a wholly-owned subsidiary of CTI (“Comverse” and, together with CTI, the “Parties”).

WHEREAS, the Board of Directors of CTI has determined that it is in the best interests of CTI and its shareholders to separate the Comverse Business from CTI’s other businesses on the terms and conditions set forth herein;

WHEREAS, the Board of Directors of CTI has authorized the distribution to the holders of the issued and outstanding shares of common stock, par value $0.10 per share, of CTI (the “CTI Common Stock”) as of the Distribution Record Date of all the issued and outstanding shares of common stock, no par value, of Comverse (each such share is individually referred to as a “Comverse Share” and collectively referred to as the “Comverse Common Stock”), respectively, on the basis of one Comverse Share for every ten shares of CTI Common Stock (the “Distribution”);

WHEREAS, the Boards of Directors of CTI and Comverse have each determined that the Distribution, the other transactions contemplated by this Agreement and the Ancillary Agreements (as defined below) are in the best interests of their respective companies and shareholders, as applicable, and have approved this Agreement and each of the Ancillary Agreements; and

WHEREAS, the Parties have determined to set forth the principal corporate and other transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters prior to and following the completion of the Distribution.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 General. Unless otherwise defined herein or unless the context otherwise requires, as used in this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, suit, arbitration, inquiry, proceeding, investigation, audit, counter suit, hearing or litigation of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to any specified Person, a Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise. Unless explicitly provided herein to the contrary, for purposes of this Agreement, neither CTI nor Verint or any of its Subsidiaries shall be deemed to be an Affiliate of Comverse or any of its Subsidiaries, and vice versa.

“Agent” shall have the meaning set forth in Section 2.1(a).

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” shall mean all of the written agreements, instruments, understandings, assignments or other arrangements (other than this Agreement) entered into by the Parties or any other member of the Comverse Group in connection with the transactions contemplated hereby, including the Transition Services Agreement, the Employee Matters Agreement and the Tax Disaffiliation Agreement.

“Applicable Rate” shall mean the rate of interest per annum announced from time to time by the Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banking institutions located in the City of New York are authorized or obligated by Law or executive order to close.

“Commission” shall mean the United States Securities and Exchange Commission.

“Comverse” shall have the meaning set forth in the preamble to this Agreement and shall include any successor of Comverse.

“Comverse Business” shall mean the business of Comverse and its Subsidiaries prior to, on and after the Distribution Date and shall also include as of the date any such business is contributed to the Comverse Group, the businesses of each of CTI Capital Corporation, Exalink Ltd. and Comverse Australasia Pty. Ltd. and each of their Subsidiaries and the ownership and operation of any Transferred Assets by Comverse and its Subsidiaries, including, to the extent transferred to any member of the Comverse Group, Comverse Holdings, Inc.

“Comverse Common Stock” shall have the meaning set forth in the recitals to this Agreement.

“Comverse Group” means Comverse and each Person that is, or may become, a Subsidiary of Comverse immediately after the Distribution Date.

“Comverse Indemnitees” shall mean:

(a) Comverse and each Affiliate thereof after giving effect to the Distribution; and

(b) each of the respective Representatives of any of the entities described in the immediately preceding clause (a) and each of the heirs, executors, successors and assigns of any of such Representatives, except in the case of clauses (a) and (b), the CTI Indemnitees; provided, however, that a Person who was a Representative of Comverse or an Affiliate thereof and who is identified on Schedule B may be a Comverse Indemnitee in that capacity notwithstanding that such Person may also be a CTI Indemnitee.

“Comverse Liabilities” shall mean:

(a) any and all Liabilities (other than those Taxes that are specifically covered by the Tax Disaffiliation Agreement) that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities to be assumed by Comverse or any member of the Comverse Group, and all Liabilities of any member of the Comverse Group under this Agreement or any of the Ancillary Agreements, in each case, including the schedules hereto and thereto;

(b) all Liabilities (other than those Taxes that are specifically covered by the Tax Disaffiliation Agreement), if and to the extent relating to, arising out of or resulting from:

(i) the ownership or operation of the Comverse Business (including any discontinued business or any business which has been sold or transferred), as conducted at any time prior to, on or after the Distribution Date;

(ii) the ownership or operation of any business conducted by Comverse or any Comverse Subsidiary at any time prior to, on or after the Distribution Date;

(iii) any claims or Actions by any stockholder, equity holder or creditor of CTI in respect of or related to any of this Agreement, the Ancillary Agreements, the Distribution, the Merger Agreement, the Other Transaction Agreements (as such term is defined in the Merger Agreement), the Merger, the Registration Statement, the Proxy Statement or any of the transactions contemplated hereby or thereby;

(iv) any claims or Actions by employees or former employees of the Comverse Group, including but not limited to those, in respect of any stock options, restricted stock or other awards with respect to equity interests in CTI, and any claims or Actions by employees or former employees of CTI or its other subsidiaries solely in respect of any stock options in CTI that were unable to be exercised or expired as a result of CTI’s previous extended SEC filing delay including the Actions listed on Schedules A-1 and A-2, excluding in the event of the Merger, any portion of such Liabilities allocable by a decision of a court of competent jurisdiction or settlement agreement to Verint in respect of options or other equity interests in Verint;

(v) any breach or failure to be true and correct of any of the representations and warranties set forth in Article II of the Merger Agreement, as of the date of the Merger Agreement or as of the Merger Closing Date (except to the extent expressly made as of an earlier date, in which case the failure of such representation or warranty to be so true and correct will be measured as of such earlier date);

(vi) any failure of CTI to perform any of the covenants and agreements of CTI set forth in the Merger Agreement;

(vii) any obligations or Liabilities of CTI arising out of or resulting from (A) the Share Purchase Agreement dated as of August 1, 2012, by and among Fortissimo Capital Fund II (Israel), et al., as purchasers, Starhome B.V., and the other selling shareholders parties thereto and (B) the related side letter dated as of August 1, 2012, by and among Comverse, Berkeley II LLP, Gemini Israel III L.P., Gemini Partner Investors L.P. and Gemini Partner Investors L.P. and Gemini Israel III Parallel Fund L.P.; or

(viii) any failure of Comverse or any member of the Comverse Group to perform any covenant or agreement of Comverse or the Comverse Group set forth in this Agreement or any of the Ancillary Agreements;

(c) any Retained Liabilities (as defined in the Merger Agreement) that are not reflected on or reserved against on the Closing Date Positive Net Worth Statement (as such term is defined in the Merger Agreement); or

(d) any Liabilities (as defined in the Merger Agreement) that are Known (as defined in the Merger Agreement) by CTI prior to the Effective Time but are not required to be reflected or reserved against on a balance sheet of CTI prepared in accordance with GAAP or on the Closing Date Positive Net Worth Statement.

“Comverse Marks” shall include all names, logos or trademarks of Comverse or its Affiliates and all intellectual property rights therein and all trademarks and logos comprised of or derivative of any of the foregoing.

“Comverse Share” shall have the meaning set forth in the recitals to this Agreement.

“Comverse Subsidiaries” shall mean all of the Subsidiaries of Comverse.

“CTI” shall have the meaning set forth in the preamble to this Agreement and shall include any successor of CTI, including for U.S. federal tax purposes.

“CTI Business” shall mean the business of acting as a holding company as conducted by CTI and, after the after giving effect to the Distribution, CTI shall operate as a public holding company that serves as a holding company for its equity interests in Verint and for the purpose of consummating the Transactions (as defined in the Merger Agreement) and CTI’s operations will be limited to compliance with any and all of its legal and contractual obligations, including (i) obligations under the federal securities laws, the requirements of NASDAQ, this Agreement, the Merger Agreement, the Ancillary Agreements and the Other Transactions Agreements (as defined in the Merger Agreement), and (ii) retaining the service of employees, advisers or independent contractors, entering into Contracts for services or otherwise, and taking such further action, in each case, as it determines to be necessary or appropriate in furtherance of the foregoing; provided, however, that for the avoidance of doubt, CTI Business shall not include any business or operations conducted at any time by any Subsidiary or former Subsidiary of CTI or the Comverse Business.

“CTI Common Stock” shall have the meaning set forth in the recitals to this Agreement.

“CTI Indemnitee” shall mean:

(a) CTI and each Affiliate thereof after giving effect to the Distribution; and

(b) each of the respective Representatives of any of the entities described in the immediately preceding clause (a) and each of the heirs, executors, successors and assigns of any of such Representatives, except in the case of clauses (a) and (b), the Comverse Indemnitees; provided, however, that a Person who was a Representative of CTI or an Affiliate thereof and who is identified on Schedule B may be a CTI Indemnitee in that capacity notwithstanding that such Person may also be a Comverse Indemnitee.

“CTI Liabilities” shall mean:

(a) any and all Liabilities of CTI (other than those Taxes that are specifically covered by the Tax Disaffiliation Agreement) that are not expressly assumed by Comverse under this Agreement or any of the Ancillary Agreements; and

(b) all Liabilities (other than those Taxes that are specifically covered by the Tax Disaffiliation Agreement and Liabilities that are Comverse Liabilities), if and to the extent relating to, arising out of or resulting from (i) the ownership or operation of the CTI Business as conducted at any time prior to, on or after the Distribution Date or (ii) the ownership or operation of any business conducted by CTI at any time after the Distribution Date.

“CTI Marks” shall mean Comverse Technology, Inc., Comverse Technology and the logo attached as Schedule C.

“Distribution” shall have the meaning set forth in the recitals to this Agreement.

“Distribution Date” shall mean such date as may be determined by the Board of Directors of CTI or a committee of such Board of Directors, as the date as of which the Distribution shall be effected.

“Distribution Record Date” shall mean such date as may be determined by the Board of Directors of CTI or a committee of such Board of Directors, as the record date for the Distribution.

“Effective Time” shall mean 11:59 p.m., New York City time, on the Distribution Date.

“Employee Matters Agreement” shall mean the Employee Matters Agreement by and between CTI and Comverse, which agreement shall be entered into prior to or on the Distribution Date.

“Enforceability Exception” shall have the meaning set forth in Section 2.13(a).

“Environmental Laws” shall mean any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, principles of common law, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions (including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et. seq.), whether now or hereafter in existence, relating to the environment, natural resources, human health or safety, endangered or threatened species of fish, wildlife and plants, or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including indoor or outdoor air, surface water, groundwater and surface or subsurface soils), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the investigation, cleanup or other remediation thereof.

“Escrow Agreement” shall mean the Escrow Agreement, by and among Comverse, Verint and J.P. Morgan, in its capacity as escrow agent (or such other escrow agent reasonably satisfactory to each of Comverse, Verint and such escrow agent) (the “Escrow Agreement”), to be entered into as a condition to the consummation of the Transactions (as defined in the Merger Agreement), in a form and substance reasonably satisfactory to the parties thereto.

“Escrow Amount” shall mean twenty five million dollars ($25,000,000).

“Escrow Fund” shall mean the Escrow Amount deposited with the Escrow Agent and released in accordance with the terms of this Agreement and the Escrow Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated hereunder.

“Exercising Stockholder” shall have the meaning set forth in Section 3.6(a).

“Financial Requirements” shall have the meaning set forth in Section 4.1(c).

“FINRA” shall mean the Financial Investing Regulatory Authority or any successor entity.

“Governmental Authority” shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.

“Indemnifiable Losses” shall mean any and all Liabilities, costs or expenses (including out-of-pocket attorneys’ fees and any and all out-of-pocket expenses) incurred in investigating, preparing for or defending against any Actions or potential Actions or in settling any Action or potential Action or in satisfying any judgment, fine, amount or penalty rendered in or resulting from any Action.

“Indemnifying Party” shall have the meaning set forth in Section 3.3(a).

“Indemnitee” shall have the meaning set forth in Section 3.3(a).

“Law” shall mean any statute, law, ordinance, regulation, rule, code or other requirement of, or Order issued by, a Governmental Authority.

“Liabilities” shall mean any and all manner of debts, liabilities, obligations, responsibilities, losses, damages (whether compensatory, punitive or treble), claims, demands,

judgments, settlements, fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including those arising under or in connection with any Law (including any Environmental Law), Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or party to this Agreement, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursement and expense of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof.

“Merger” shall have the meaning ascribed to such term in the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger by and among CTI, Victory and Victory Acquisition I LLC, dated as of August [    ], 2012.

“Merger Closing Date” shall mean the Closing Date (as such term is defined in the Merger Agreement).

“NASDAQ” shall mean The NASDAQ Stock Market LLC.

“Order” means any orders, judgments, injunctions, awards, decrees, writs or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.

“Parties” shall have the meaning set forth in the preamble to this Agreement.

“Person” shall mean any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

“Proxy Statement” shall mean the Proxy Statement filed by CTI with the Commission and mailed to the holders of shares of CTI Common Stock in connection with the Distribution, including any amendments or supplements thereto.

“Records” shall have the meaning set forth in Section 4.1(a).

“Registration Statement” shall mean the registration statement on Form 10 filed with the Commission to effect the registration of the Comverse Shares pursuant to the Exchange Act.

“Releasee” shall have the meaning set forth in Section 2.13.

“Releasor” shall have the meaning set forth in Section 2.13.

“Representative” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

“Subsidiary” shall mean with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interests entitled to vote on the election of members to the board of directors or similar governing body or, in the case of a Person with no governing body, more than 50% of the equity or voting interests.

“Tax” shall have the meaning set forth in the Tax Disaffiliation Agreement.

“Tax Disaffiliation Agreement” shall mean the Tax Disaffiliation Agreement by and between CTI and Comverse, which agreement shall be entered into prior to or on the Distribution Date.

“Third Party” shall mean any Person who is not a Party to this Agreement.

“Third-Party Claim” shall have the meaning set forth in Section 3.3(a).

“Transferred Assets” shall mean substantially all of the assets of CTI prior to the Distribution Date that will be transferred or assigned (whether directly or indirectly) from CTI to Comverse, other than the Verint shares owned by CTI, Retained Assets reflected on the Closing Date Positive Net Worth Statement (as defined in the Merger Agreement), Comverse Holdings, Inc., insurance policies, prepaid expenses, any and all CTI corporate, financial, tax and accounting records, including all supporting documentation and tax returns of CTI, whether held by any member of the Comverse Group or CTI and any other assets exclusively relating to the CTI Business that would reasonably be expected to be retained by a holding company.

“Transition Services Agreement” shall mean the Transition Services Agreement by and between CTI and Comverse, which agreement shall be entered into prior to or on the Distribution Date.

“Verint” shall mean Verint Systems Inc.

Section 1.2 Reference; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections and Schedules shall be deemed to be references to Articles and Sections of, and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. Neither this Agreement nor any Ancillary Agreement shall be construed against either Party as the principal draftsperson hereof or thereof.

ARTICLE II

DISTRIBUTION AND

CERTAIN COVENANTS

Section 2.1 Distribution.

(a) On or prior to the Distribution Date, CTI shall deliver to CTI’s stock transfer agent (the “Agent”) a single stock certificate representing all of the issued and outstanding Comverse Shares, in each case, endorsed by CTI in blank, for the benefit of the holders of CTI Common Stock, and CTI shall instruct the Agent to distribute, on or as soon as practicable following the Distribution Date, such number of the Comverse Shares to holders of record of shares of CTI Common Stock on the Distribution Record Date, all as further contemplated by the Proxy Statement and hereby. Comverse shall provide any share certificates that the Agent shall require in order to effect the Distribution. The Distribution shall be effective at the Effective Time.

(b) The Comverse Common Stock issued in the Distribution is intended to be distributed only pursuant to a book entry system. CTI shall instruct the Agent to deliver the Comverse Common Stock previously delivered to the Agent to a depositary and to mail to each holder of record of CTI Common Stock on the Distribution Record Date, a statement of the Comverse Common Stock credited to such holder’s account. If following the Distribution a holder of Comverse Common Stock requests physical certificates instead of participating in the book entry system, the Agent shall issue certificates for such shares. In lieu of fractional shares, cash shall be given to holders otherwise entitled to such fractional shares of Comverse Common Stock on the Distribution Date. As soon as practicable following the Distribution Date, and in no case later than 30 Business Days after the Distribution Date, the Agent shall aggregate all fractional Comverse Shares into whole Comverse Shares and sell the whole Comverse Shares in the open market at then prevailing prices and shall distribute to each such holder such holder’s ratable share of the proceeds of such sale, net of brokerage fees incurred in such sales.

Section 2.2 CTI Determinations. CTI shall have the sole and absolute discretion to determine whether to proceed with all or part of the Distribution and all terms thereof, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution. Comverse shall cooperate with CTI in all respects to accomplish the Distribution and shall, at CTI’s direction, promptly take any and all actions necessary or desirable to effect the Distribution. CTI shall select any investment banker(s), underwriters and manager(s) in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and outside counsel for CTI. Comverse acknowledges that it has been afforded the opportunity to seek the advice and assistance of its own separate counsel in connection with the Distribution and the negotiation and preparation of this Agreement and the Ancillary Agreements.

Section 2.3 Charter; Bylaws. On or prior to the Distribution Date, Comverse and CTI shall take all necessary actions to provide for the adoption of the form of Certificate of Incorporation and Bylaws in substantially the form filed by Comverse with the Commission as exhibits to the Registration Statement.

Section 2.4 Directors. On or prior to the Distribution Date, CTI and Comverse shall take all necessary action to cause the Board of Directors of Comverse to consist of the individuals identified in the Proxy Statement as directors of Comverse as of immediately following the Effective Time.

Section 2.5 Election of Officers. On or prior to the Distribution Date, Comverse shall take all actions necessary and desirable so that as of the Distribution Date the officers of Comverse will be as set forth in the Proxy Statement.

Section 2.6 Certain Licenses and Permits. On or prior to the Distribution Date or as soon as reasonably practicable thereafter, CTI shall use its commercially reasonable efforts to transfer or cause to be transferred any transferable licenses, permits and authorizations issued by any Governmental Authority which relate to the Comverse Business but which are held in the name of CTI, or in the name of any employee, officer, director, shareholder or agent of any such member, or otherwise, on behalf of a member of the Comverse Group to the appropriate member of the Comverse Group.

Section 2.7 State Securities Laws. Prior to the Distribution Date, CTI and Comverse shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States of America in order to effect the Distribution.

Section 2.8 Listing Application; Notice to FINRA.

(a) Prior to the Distribution Date, CTI and Comverse shall prepare and file with NASDAQ a listing application and related documents and shall take all such other actions with respect thereto as shall be necessary or desirable in order to cause NASDAQ to list on or prior to the Distribution Date, subject to official notice of issuance, the Comverse Shares.

(b) Prior to the Distribution, CTI shall, to the extent possible, give FINRA not less than 10 days’ advance notice of the Distribution Record Date in compliance with Rule 10b-17 under the Exchange Act.

Section 2.9 Misallocated Transfers. In the event that, at any time from and after the Distribution Date, either Party (or any member of the Comverse Group) discovers that it or any of its Affiliates is the owner of, receives or otherwise comes to possess any asset (including the receipt of payments made pursuant to contracts and proceeds from accounts receivable with respect to the period on or prior to the Distribution Date) or is liable for any Liability that is attributable to any person that is an Affiliate of the other Party pursuant to this Agreement or any Ancillary Agreement, such Party will promptly convey, or cause to be conveyed such asset or Liability to the Person so entitled thereto or responsible therefor (and the relevant Party will cause such entitled Person to accept such asset or assume such Liability). In addition, in the event that after the Effective Time (as defined in the Merger Agreement), Verint or its Affiliates receive any refund or use any credit in respect of an expense prepaid by Comverse, Verint or such Subsidiary prior to the Effective Time, Verint shall promptly pay such amount thereof to Comverse, provided that Verint will have the opportunity to offset any such amount against any other amounts due and owing to any member of the Comverse Group.

Section 2.10 Corporate Names; Trademarks. The parties acknowledge that, prior to the Distribution Date, CTI will have transferred to Comverse the Comverse Marks but will be granted the perpetual right to use the CTI Marks prior to, on and after the Distribution Date.

Section 2.11 Ancillary Agreements. On or prior to the Distribution Date, each of CTI and Comverse shall (and, as applicable in the case of Comverse, cause members of the Comverse Group to) enter into, the Ancillary Agreements and any other agreements in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby, including with respect to the transfer and assignment of the Transferred Assets from CTI to Comverse.

Section 2.12 Acknowledgment by Comverse. Comverse, on behalf of itself and all members of the Comverse Group, acknowledges, understands and agrees that, except as expressly set forth herein or in any Ancillary Agreement, (a) none of CTI or any other Person has, in this Agreement or in any other agreement or document, or otherwise made any representation or warranty of any kind whatsoever, express or implied, to Comverse or any member of the Comverse Group or to any director, officer, employee or agent thereof in any way with respect to any of the transactions contemplated hereby or the business, assets, condition or prospects (financial or otherwise) of, or any other matter involving, the assets, Liabilities or businesses of CTI, Comverse or any member of the Comverse Group, any Transferred Assets, any Comverse Liabilities or the Comverse Business, (b) Comverse and each member of the Comverse Group has taken the Transferred Assets, the Comverse Business and Comverse Liabilities on an “as is, where is” basis, and all implied warranties of merchantability, fitness for a specific purpose or otherwise have been and are hereby expressly disclaimed and (c) none of CTI or any other person has made or makes any representation or warranty with respect to the Distribution or the entering into of this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby. Except as expressly set forth herein or in any other Ancillary Agreement, Comverse and each member of the Comverse Group shall bear the economic and legal risk that the Transferred Assets shall prove to be insufficient or that the title of any member of the Comverse Group to any Transferred Assets shall be other than good and marketable and free from encumbrances. The provisions of any related assignment agreement or other related documents are expressly subject to this Section 2.12 and to Section 2.13.

Section 2.13 Representations.

(a) CTI has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of CTI, and no other corporate proceedings on the part of CTI are necessary to authorize the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by CTI and is a valid and binding obligation of CTI, enforceable against CTI in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (such exception, the “Enforceability Exception”).

(b) Comverse has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Comverse, and no other corporate proceedings on the part of Comverse are necessary to authorize the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by Comverse and is a valid and binding obligation of Comverse, enforceable against Comverse in accordance with its terms, subject to the Enforceability Exception.

Section 2.14 Release. Comverse agrees that for itself and for its current, former and future predecessors, Subsidiaries (including for this purpose any Subsidiary of Comverse that is also a Subsidiary of CTI), departments, divisions and sections and for their successors, Affiliates (including for this purpose any Subsidiary of Comverse that is also a Subsidiary of CTI), heirs, assigns, executors, administrators, Representatives, partners, members and shareholders, (individually, each a “Releasor” and collectively, the “Releasors”), in consideration for the transfer of the Transferred Assets, that, effective as of the Effective Time, it shall, through no further act of such Releasor, release, waive and completely and forever discharge CTI and its current, former and future predecessors, Subsidiaries, departments, divisions, sections, successors (including, in the event of the Merger, Victory Acquisition I LLC), Affiliates, heirs, assigns, executors, administrators, Representatives, partners and shareholders (individually, each a “Releasee” and collectively, the “Releasees”) from, and shall, in addition to other obligations under Article III, indemnify and hold harmless all such Releasees against and from, all Liabilities of every name and nature, in law or equity, known or unknown, which against any Releasee, a Releasor ever had, now has or hereafter can, shall or may have by reason of any matter, act, omission, conduct, transaction or occurrence from the beginning of the world up to and including the Distribution Date for, upon, by reason of, asserted in or arising out of, or related to:

(a) The management of the business and affairs of Comverse (and its predecessors, Subsidiaries and Affiliates) and the Comverse Business on or prior to the Distribution Date;

(b) The terms of this Agreement, the Ancillary Agreements, the Distribution, the Certificate of Incorporation or the Bylaws of Comverse; and

(c) Any other decision that may have been made, or any action taken, relating to Comverse (and its predecessors, subsidiaries and Affiliates) or the Distribution.

The term “Releasee” is expressly intended to include any person who served as an incorporator, director, officer, employee, agent or attorney of Comverse on or prior to the Distribution Date at the request of CTI. Each Releasor expressly covenants and agrees never to institute, or participate (including as a member of a class) in, any Action against any Releasee, in any court or forum, directly or indirectly, regarding or relating to the matters released through this Release, and further covenants and agrees that this Release is a bar to any such Action. For the avoidance of doubt, the purpose of this Section 2.14 is to make clear the intent of the Parties that, following the Distribution Date, the only Liability that any Releasee shall have to any Releasor shall be its obligation to perform its obligations under and pursuant to the terms of this Agreement, the Ancillary Agreements and there shall be no Liability in respect of any event, occurrence, action or inaction on or prior to the Distribution Date. This Release shall not extend to any Liabilities owed by a Releasee to a Releasor in the Releasor’s capacity as a director, officer, employee or other Representative or shareholder of Releasee nor shall it release any Liabilities or obligations under this Agreement or any Ancillary Agreements.

Releasors understand and acknowledge that there may be Liabilities that Releasors do not know or suspect exist in their favor at this time as against any Releasee, including without limitation those which, if known, might have affected the decision to enter into this Agreement. With respect to any and all of the matters released through this Release, the Releasors expressly waive, relinquish and release any and all provisions, rights and benefits conferred by or under Cal. Civ. Code § 1542 or any law of the United States or any state of the United States or territory of the United States, or principle of common law, which governs or limits a person’s release of unknown claims and/or is similar, comparable or equivalent to Cal. Civ. Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Releasors acknowledge that they may discover facts in addition to or different from those now known or believed to be true with respect to the matters released through this Release, but that it is the intention of Releasors to completely, fully, finally and forever extinguish any and all Liabilities known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery of additional or different facts.

Section 2.15 Discharge of Liabilities. Except as otherwise expressly provided herein or in any of the Ancillary Agreements, all intercompany trade, accounts receivable and accounts payable between any CTI and any member of the Comverse Group in existence immediately prior to the Effective Time shall be repaid, redeemed, settled, released or cancelled as of the Effective Time.

Section 2.16 Further Assurances. If at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and the Ancillary Agreements, the proper officers of each Party shall take all such necessary action and do and perform all such acts and things, and execute and deliver all such agreements, assurances to the extent reasonably requested to do so by the other Party, each Party agrees to execute and deliver such documents, in a form reasonably satisfactory to such Party, as may be reasonably necessary to evidence the assumption of any Liabilities hereunder. Without limiting the foregoing, each Party shall use its commercially reasonable efforts promptly to obtain all consents and approvals, to enter into all agreements and to make all filings and applications that may be required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including all applicable filings with, and approvals from, any Governmental Authority.

ARTICLE III

INDEMNIFICATION

Section 3.1 Indemnification by CTI. From and after the Distribution Date, CTI shall indemnify, defend and hold harmless the Comverse Indemnitees from and against any and all Indemnifiable Losses of the Comverse Indemnitees to the extent arising out of, by reason of or otherwise in connection with (a) the CTI Liabilities, including any breach by CTI of any provision of this Section 3.1 and (b) any breach by CTI of this Agreement. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements unless such Ancillary Agreement expressly provides that this Agreement applies to any matter in such Ancillary Agreement.

Section 3.2 Indemnification by Comverse. From and after the Distribution Date, Comverse shall indemnify, defend and hold harmless the CTI Indemnitees from and against any and all Indemnifiable Losses of the CTI Indemnitees to the extent arising out of, by reason of or otherwise in connection with (a) the Comverse Liabilities, including any breach by any member of the Comverse Group of any provision of this Section 3.2 and (b) any breach by any member of the Comverse Group of this Agreement. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements unless such agreement expressly provides that this Agreement applies to any matter in such agreement. Notwithstanding anything in this Agreement to the contrary, the aggregate amount payable by Comverse to the CTI Indemnitees for Indemnifiable Losses arising out of, by reason of or otherwise in connection with clauses (b)(v), (b)(vi) or (d) under the definition of “Comverse

Liabilities” in Section 1.1 will not exceed $25,000,000; provided, further, with respect to clause (b)(v) of the definition of “Comverse Liabilities” in Section 1.1, in the case of any representation or warranty set forth in Article II of the Merger Agreement that is limited by materiality, Chucktaylor MAE, Chuck MAE or any similar term or limitation the amount of Indemnifiable Losses will be determined as if such materiality, Chucktaylor MAE, Chuck MAE or any similar term or limitation were not included therein.

Section 3.3 Procedures for Indemnification.

(a) (i) If a claim or demand is made by a Third Party against a Comverse Indemnitee or a CTI Indemnitee (each, an “Indemnitee”) (a “Third-Party Claim”) as to which such Indemnitee is entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party which is or may be required pursuant to Section 3.1 or Section 3.2 hereof to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third-Party Claim promptly; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

(ii) Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notice under this Section 3.3 shall be provided in accordance with Section 5.6. For the avoidance of doubt, knowledge of a Third-Party Claim by a Person who is an officer or director of both CTI and Comverse shall not constitute notice for purposes of this Section 3.3.

(iii) If a Third-Party Claim is made against an Indemnitee, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that such counsel is not reasonably objected to by the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall, within 30 days (or sooner if the nature of the Third-Party Claim so requires), notify the Indemnitee of its intent to do so, and the Indemnifying Party shall thereafter not be liable to the Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that such Indemnitee shall have the right to employ counsel to represent such Indemnitee if, in such Indemnitee’s reasonable judgment, (A) a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim which would make representation of both such parties by one counsel inappropriate or (B) the Third-Party Claim involves substantially different defenses for the Indemnifying Party and the Indemnified Party, and in such event the fees and expenses of such single separate counsel shall be paid by such Indemnifying Party; provided, however, that in all events the out-of-pocket costs and expenses (including attorneys’ fees and expenses) of each Indemnitee in connection with discovery or any appearance in any proceeding will remain the Indemnifying Party’s sole responsibility. If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, subject to the first proviso of the preceding sentence, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof; provided, however, that the Indemnifying Party’s right to defend, negotiate, settle or otherwise deal with any Third-Party Claim hereunder will be deemed to have been waived by the Indemnifying Party if the Indemnifying Party breaches any of its indemnification and related obligations under this Agreement and such Indemnitee is actually and materially prejudiced as a result of such breach.

(iv) If the Indemnifying Party shall have assumed the defense of a Third-Party Claim, in no event will the Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the Indemnifying Party’s prior written consent; provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third-Party Claim without the consent of the Indemnifying Party if the Indemnitee unconditionally releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third-Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party and does not include a statement or admission of fault, culpability or failure to act by or on behalf of any Indemnifying Party. The Indemnitee will agree to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the Liability in connection with such Third-Party Claim, unconditionally releases each Indemnitee completely in connection with such Third-Party Claim, that would not otherwise adversely affect any Indemnitee and does not include a statement or admission of fault, culpability or failure to act by or on behalf of any Indemnitee. If an Indemnifying Party elects not to assume the defense of a Third-Party Claim, or fails to notify an Indemnitee of its election to do so as provided herein, such Indemnitee may compromise, settle or defend such Third-Party Claim; provided that the Indemnitee shall not compromise or settle such Third-Party Claim without the consent of the Indemnifying Party, which consent is not to be unreasonably withheld.

(v) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnitee in defending such Third-Party Claim) (a) if the Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages; provided, however, if such equitable relief or other relief portion of the Third-Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages, or (b) involving alleged criminal liability of CTI or any directors, officers or employees thereof.

(b) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim directly relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

Section 3.4 Indemnification Payments.

(a) On the Merger Closing Date, CTI shall deliver or cause to be delivered cash in an amount equal to the Escrow Amount to the Escrow Agent, which shall be pursuant to the provisions of the Escrow Agreement. The Escrow Amount shall be deposited into the Escrow Fund and provide Verint, subject to the terms and conditions as set forth in the Escrow Agreement, with recourse against, and a security interest in, the amounts held in escrow by the Escrow Agent with respect to the Indemnifying Parties’ indemnification obligations under Section 3.2 for Indemnifiable Losses of the CTI Indemnitees. The Escrow Amount (or any portion thereof) shall be distributed to the Indemnifying Party and/or the Indemnitee at the times, and upon the terms and conditions, set forth in the Escrow Agreement. From and after the Merger Closing Date, the indemnification obligations under Section 3.2 for Indemnifiable Losses of the CTI Indemnitees, other than Indemnifiable Losses for any Action listed on Schedule A-1, shall first be satisfied from the Escrow Amount. Indemnifiable Losses for any Action listed on Schedule A-1, and all other Indemnifiable Losses after the Escrow Amount is exhausted shall be satisfied through direct recourse against the Indemnifying Parties, subject to the limitations set forth in Section 3.2.

(b) Except as otherwise provided for in the Escrow Agreement, Indemnification required by this Article III shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss is incurred by wire transfer of immediately available funds. To the extent not covered by the Escrow Agreement, if the Indemnifying Party fails to make an indemnification payment required by this Article III within 20 Business Days after receipt of a bill therefore or notice that an Indemnifiable Loss has been incurred, the Indemnifying Party shall also be required to pay interest on the amount of such indemnification payment, from the date of receipt of the bill or notice of the Indemnified Loss to but not including the date of payment, at the Applicable Rate.

(c) The amount of any claim by an Indemnitee under this Agreement shall be reduced to reflect any insurance proceeds actually received (net of costs or any mandatory premium increases) by any Indemnitee that result from the Indemnifiable Losses that gave rise to such indemnity. Notwithstanding the foregoing, no Indemnitee will be obligated to seek recovery for any Indemnifiable Losses from any Third Party before seeking indemnification under this Agreement and in no event will an Indemnifying Party’s obligation to indemnify and hold harmless any Indemnitee pursuant to this Agreement be conditioned upon the status of the recovery of any offsetting amounts from any such Third Party.

(d) For all applicable income Tax purposes, the Parties hereto shall treat any payment made by one Party to the other Party pursuant to this Article III as a capital contribution by CTI to Comverse or a distribution by Comverse to CTI, as the case may be, immediately prior to the Distribution, except as otherwise mandated by applicable Law.

Section 3.5 Indemnification Rights. The sole and exclusive remedy of a Party with respect to any and all claims relating to this Agreement or the transactions contemplated by this Agreement (other than claims of, or causes of action arising from, knowing and intentional fraud and except for seeking specific performance or other equitable relief to require a Party to perform its obligations under this Agreement to the extent permitted hereunder and thereunder and except as otherwise provided herein or in any Ancillary Agreement) will be pursuant to the indemnification provisions set forth in this Article III, the Escrow Agreement or any other Ancillary Agreement. The rights and obligations of each Party and any Indemnitee hereunder shall survive the distribution, sale or transfer by any Party of any assets or the delegation or assignment by it of any Liabilities and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Indemnitee, the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder and any termination of this Agreement.

Section 3.6 Appraisal Rights.

(a) Comverse shall indemnify, defend and hold harmless the CTI Indemnitees from and against any and all Indemnifiable Losses of the CTI Indemnitees to the extent arising out of, by reason of or otherwise in connection with the exercise of appraisal rights by any stockholder of CTI (each such stockholder, an “Exercising Stockholder”) with respect to the Distribution.

(b) CTI shall contribute to Comverse all shares of Comverse Common Stock that would have been distributed to each Exercising Stockholder but for such Exercising Stockholder’s exercise of its appraisal rights.

ARTICLE IV

ACCESS TO INFORMATION

Section 4.1 Provision of Corporate Records.

(a) At all times from and after the Distribution Date, upon the prior written request by Comverse for agreements, documents, books, records or files including accounting, tax and financial records (collectively, “Records”) which relate to Comverse or its current or former Subsidiaries or the conduct of the Comverse Business up to the Effective Time, or which Comverse determines are necessary or advisable (i) in order for Comverse to prepare its financial statements, (ii) for use in any Action or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar legal or regulatory requirements, or (iii) to comply with reporting, disclosure, filing or other requirements imposed on Comverse or its Affiliates (including under applicable securities and tax laws) by a Governmental Authority, CTI shall arrange, as soon as reasonably practicable following the receipt of such request, to promptly provide, at the sole cost and expense of CTI, appropriate copies of such Records (or the originals thereof if Comverse has a reasonable need for such originals) in the possession or control of CTI, but only to the extent such items are not already in the possession or control of Comverse.

(b) At all times from and after the Distribution Date, upon the prior written request by CTI for Records which relate to CTI or its current or former Subsidiaries or Affiliates (including for this purpose Comverse and its Subsidiaries) or the conduct of the CTI Business up to the Effective Time, or which CTI determines are necessary or advisable (i) in order for CTI to prepare its financial statements, (ii) for use in any Action or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar legal or regulatory requirements, or (iii) to comply with reporting, disclosure, filing or other requirements imposed on CTI or its Affiliates (including under applicable securities and tax laws) by a Governmental Authority, Comverse shall arrange, as soon as reasonably practicable following the receipt of such request, to promptly provide, at the sole cost and expense of Comverse, appropriate copies of such Records (or the originals thereof if CTI has a reasonable need for such originals) in the possession or control of Comverse or any of the Comverse Subsidiaries, but only to the extent such items are not already in the possession or control of CTI.

(c) Without limiting the generality of the foregoing, Comverse shall use reasonable best efforts to cooperate with CTI’s information requests to enable any (i) of CTI or its Affiliates to meet its timetable for dissemination of its earnings releases, financial statements, periodic reports and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K, and (ii) accountants of CTI or its Affiliates to timely complete their review of quarterly financial statements of CTI or its Affiliates and audit of the annual financial statements of CTI or its Affiliates, including, to the extent applicable, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder, in each of clause (i) and (ii), with respect to the end of any fiscal quarter or year or portion thereof (collectively, the “Financial Requirements”).

Section 4.2 Access to Information.

(a) At all times from and after the Distribution Date, each of CTI and Comverse shall afford to the other and its authorized Representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the Representatives, properties, and Records of, in the possession of or in the control of the non-requesting Party and its Subsidiaries insofar as such access is reasonably required by the requesting Party and relates to such requesting Party or the conduct of its business prior to the Effective Time or, if the event of the Merger, the Merger Closing Date, or the ability of the requesting Party to satisfy its legal obligations or Financial Requirements after the Effective Time.

(b) Without limiting the generality of the foregoing, at all times from and after the Distribution Date, Comverse shall use commercially reasonable efforts to make available to CTI, upon reasonable written request, its and its Subsidiaries’ former and then current Representatives, to the extent that such Persons may reasonably be required in connection with the Financial Requirements.

Section 4.3 Witnesses; Documents and Cooperation in Actions.

(a) At all times from and after the Distribution Date, each of CTI and Comverse shall use their commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ former and then current Representatives as witnesses and any Records within its control or which it otherwise has the ability to make available, to the extent that such Persons or Records may reasonably be required in connection with the prosecution, evaluation, pursuit, settlement, compromise or defense of any Action, including any Third-Party Claim, in which the requesting Party may from time to time be involved. This provision shall not apply to any Action brought by one Party against another Party (as to which production of documents and witnesses shall be governed by applicable discovery rules).

(b) Without limiting any provision of this Section 4.3, the Parties shall cooperate and consult, and Comverse shall cause each member of the Comverse Group to cooperate and consult, to the extent reasonably necessary, with respect to any Actions, including any Third-Party Claim.

(c) In connection with any matter contemplated by this Section 4.3, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of CTI and any member of the Comverse Group.

(d) The obligation of the Parties to provide witnesses pursuant to this Section 4.3 is intended to be interpreted in a manner so as to facilitate cooperation and will include the obligation to provide as witnesses inventors and other Representatives without regard to whether the witness or the employer of the witness could assert a possible business conflict.

Section 4.4 Confidentiality.

(a) CTI on the one hand, and Comverse and the Comverse Subsidiaries on the other hand, shall not use or permit the use of and shall keep, and shall cause their respective Representatives to keep, confidential all information concerning the other Party in their possession, their custody or under their control to the extent such information, (i) relates to or was acquired during the period up to the Effective Time, (ii) relates to any Ancillary Agreement, (iii) is obtained in the course of performing services for the other Party pursuant to any Ancillary Agreement, or (iv) is based upon or is derived from information described in the preceding clauses (i), (ii), or (iii), and each Party shall not (without the prior written consent of the other) otherwise release or disclose such information to any other Person, except such Party’s auditors, attorneys, consultants and advisors, subject to Section 4.4(b). Each Party shall be deemed to have satisfied its obligation to hold confidential any information concerning or owned by the other Party or, in the case of Comverse, the Comverse Group, if it exercises the same care as it takes to preserve confidentiality for its own similar information. The covenants in this Section 4.4 shall survive the transactions contemplated by this Agreement and shall continue indefinitely; provided, however, that the covenants in this Section 4.4 shall terminate with respect to any information not constituting a trade secret under applicable Law on the fourth anniversary of the later of the Distribution Date or the date on which the Party subject to such covenants with respect to such information receives it (but any such termination shall not terminate or otherwise limit any other covenant or restriction regarding the disclosure or use of such information under any Ancillary Agreement or other agreement, instrument or legal obligation). This Section 4.4 shall not apply to information (a) that has been in the public domain through no fault of such Party, (b) that has been later lawfully acquired from other sources by such Party, provided that such source is not and was not bound by a confidentiality agreement, (c) the use or disclosure of which is permitted by this Agreement or any other Ancillary Agreement or any other agreement entered into pursuant hereto, (d) that is immaterial and its disclosure is required as part of the conduct of that Party’s business and would not reasonably be expected to be detrimental to the interests of the other Party, (e) that the other Party has agreed in writing may be so used or disclosed, or (f) the Party can demonstrate by contemporaneous written records was already in the possession of the such Party on a non-confidential basis at the time of disclosure.

(b) If any Party or, in the case of Comverse, any member of the Comverse Group, either determines that it is required to disclose pursuant to applicable Law, or receives any demand under lawful process or from any Governmental Authority to disclose or provide, information of the other Party (or in the case of Comverse, any member of the Comverse Group) that is subject to the confidentiality provisions of Section 4.4(a), such Party shall notify the other Party prior to disclosing or providing such information and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide such information if and to the extent required by such Law or by lawful process or such Governmental Authority; provided, however, that the Person shall only disclose such portion of the information as is required to be disclosed or provided.

Section 4.5 Privileged Matters. Except as may be otherwise provided in an Ancillary Agreement, the Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Date have been and will be rendered for the benefit of CTI, and the members of the Comverse Group, and that CTI, and each of the members of the Comverse Group should be deemed to be the client for the purposes of asserting all privileges which may be asserted under applicable Law. To allocate the interests of each Party in the information as to which any Party is entitled to assert a privilege, the Parties agree as follows:

(a) CTI shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the CTI Business (including with respect to Liabilities as to which Comverse is required to provide indemnification under Article III), whether or not the privileged information is in the possession of or under the control of CTI or Comverse. CTI shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting CTI Liabilities, now pending or which may be asserted in the future, whether or not the privileged information is in the possession of or under the control of CTI or Comverse.

(b) Comverse shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Comverse Business (including with respect to Liabilities as to which CTI is required to provide indemnification under Article III), whether or not the privileged information is in the possession of or under the control of CTI or Comverse. Comverse shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the subject matter of any claims constituting Comverse Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Comverse, whether or not the privileged information is in the possession of Comverse or under the control of CTI or Comverse.

(c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 4.5, with respect to all privileges not allocated pursuant to the terms of Sections 4.5(a) and (b).

(d) Subject to Sections 4.5(a) and (b), no Party may waive any privilege which could be asserted under any applicable Law, and in which the other Party has a shared privileged, without the consent of the other Party, which consent shall not be unreasonably withheld or delayed, except as provided in subsection (e) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within 20 days after notice upon the other Party requesting such consent.

(e) In the event of any litigation or dispute between or among the Parties, any Party and a Subsidiary of the other Party, or a Subsidiary of one Party and a Subsidiary of the other Party, either such Party may waive a privilege in which the other Party has a shared privilege, without obtaining the consent of the other Party, provided, however, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the Parties and/or their Subsidiaries, and shall not operate as a waiver of the shared privilege with respect to any Third-Party Claims.

(f) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for a waiver by the other Party. Each Party hereto specifically agrees that it will not withhold consent to a waiver for any purpose except to protect its own legitimate interests.

(g) Upon receipt by any Party or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any of its Subsidiaries’ current or former Representatives have received any subpoena, discovery or other request which arguably calls for the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 4.5 or otherwise to prevent the production or disclosure of such privileged information.

(h) The transfer of all Records and other information pursuant to this Agreement is made in reliance on the agreement of CTI and Comverse, as set forth in Sections 4.2, 4.4 and 4.5, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Sections 4.1, 4.2, and 4.3 hereof, the agreement to provide witnesses and individuals pursuant to Sections 4.2 and 4.3 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 4.3 hereof, and the transfer of privileged information between and among the Parties and their respective Subsidiaries, Affiliates and Representatives pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Section 4.6 Ownership of Information. Any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to Article III or this Article IV shall be deemed to remain the property of the providing Person. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

Section 4.7 Cost of Providing Records and Information. A Party requesting Records, information or access to Representatives, witnesses or properties, under Articles III or IV, agrees to reimburse the other Party and its Subsidiaries for the reasonable out-of-pocket costs, if any, incurred in seeking to satisfy the request of the requesting Party.

Section 4.8 Retention of Records. Except (a) as provided in the Tax Disaffiliation Agreement or (b) when a longer retention period is otherwise required by Law or agreed to in writing by any Party (whether pursuant to an agreement to which CTI or CNS is a party or otherwise), CTI and the Comverse Group shall retain all Records relating to the CTI Business and the Comverse Business as of the Effective Time for the periods of time provided in each Party’s record retention policy (with respect to the documents of such party and without regard to the Distribution or its effects) as in effect on the Distribution Date. Following the expiration of the retention period specified in the immediately preceding sentence, CTI or Comverse may offer in writing to deliver such Records to the other and, if such offer is not accepted within 90 days, the offered Records may be destroyed or otherwise disposed of at any time following the expiration of such 90-day period. If a recipient of such offer shall request in writing prior to the scheduled date for such destruction or disposal that any of Records proposed to be destroyed or disposed of be delivered to such requesting Party, the Party proposing the destruction or disposal shall promptly arrange for delivery of such of the Records as was requested (at the cost of the requesting Party).

Section 4.9 Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on cooperation, access to information, privilege and the sharing, exchange or confidential treatment of information set forth in any Ancillary Agreement or in any other agreement to which CTI and a member of the Comverse Group is a party.

Section 4.10 Policies and Best Practices. Without representation or warranty, Comverse and CTI shall continue to be permitted to share, on a confidential basis, “best practices” information and materials (such as policies, workflow templates and standard form contracts).

Section 4.11 Compliance with Laws and Agreements. Nothing in this Article IV shall be deemed to require any Person to provide any information if doing so would, in the opinion of counsel to such Person, be inconsistent with any legal or constitutional obligation applicable to such Person.

ARTICLE V

MISCELLANEOUS

Section 5.1 Complete Agreement; Construction. This Agreement, including the Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

Section 5.2 Ancillary Agreements. Except as may be expressly stated herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 5.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

Section 5.4 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date.

Section 5.5 Distribution Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, all costs and expenses incurred on or prior to the Distribution Date (whether or not paid on or prior to the Distribution Date) in connection with the preparation, execution, delivery, printing and implementation of this Agreement and any Ancillary Agreement, the Proxy Statement, the

Registration Statement, the Distribution and the consummation of the transactions contemplated thereby, shall be charged to and paid by CTI. Such expenses shall be deemed to be CTI Liabilities. Except as otherwise set forth in this Agreement, the Escrow Agreement or any Ancillary Agreement, each Party shall bear its own costs and expenses incurred after the Distribution Date. Any amount or expense to be paid or reimbursed by any Party to any other Party shall be so paid or reimbursed promptly after the existence and amount of such obligation is determined and written demand therefor is made.

Section 5.6 Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

To CTI:

Comverse Technology, Inc.

810 Seventh Avenue

New York, NY 10019

Attention: General Counsel

and, after the Merger, with a copy to:

Verint Systems Inc.

330 South Service Road

Melville, NY 11747

Attention: Chief Legal Officer

To Comverse:

Comverse, Inc.

200 Quannapowitt Parkway

Wakefield, MA 01880

Attention: General Counsel

Section 5.7 Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 5.8 Amendments. Subject to the terms of Sections 5.11 and 5.13 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 5.9 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that either Party may assign this Agreement to a purchaser of all or substantially all of the properties and assets of such Party; provided, that, no such assignment will relieve the assigning Party of its obligations hereunder.

Section 5.10 Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 5.11 Termination. This Agreement (including Article III hereof) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution by and in the sole discretion of CTI without the approval of Comverse or the shareholders of CTI. In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the Parties; provided, however, that Article III shall not be terminated or amended after the Distribution in respect of a Third-Party beneficiary thereto without the consent of such Person.

Section 5.12 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a Subsidiary of such Party after the Distribution Date.

Section 5.13 Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective Subsidiaries, Affiliates, successors and assigns and shall not be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement. The Parties agree that (i) Verint and each of its Subsidiaries and Affiliates is an intended Third-Party beneficiary of this Agreement until such time as the Merger Agreement is terminated in accordance with its terms and (ii) each Comverse Indemnitee and CTI Indemnitee who is not a party to this Agreement is an intended Third-Party beneficiary of the indemnification provisions of this Agreement.

Section 5.14 Title and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 5.15 Schedules. The Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 5.16 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 5.17 Waiver of Jury Trial. The Parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.

Section 5.18 Specific Performance. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at Law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at Law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 5.19 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

COMVERSE TECHNOLOGY, INC.

By:
Name:	[—]
Title:	[—]

COMVERSE, INC.

By:
Name:	[—]
Title:	[—]

[Signature Page to Distribution Agreement]

Schedule A-1

EMPLOYEE OR FORMER EMPLOYEE ACTIONS

•	Action filed in the Regional Labor Court in Tel Aviv against CTI, Comverse and Andre Dahan on March 18, 2008 by Uri Arad (Case Number 6930/08)

•	Action filed in Tel Aviv Labor Court against Comverse Ltd. on March 16, 2009 by plaintiff Katriel (originally Case Number 3536/09, new Case Number 14066-03-10)

•

Actions filed in the Tel Aviv District Court against CTI on March 26, 2009 by plaintiffs Katriel (Case Number 1334/09) and Deutsch (Case Number 1335/09). Case Numbers 14066-03-10, 1334/09 and 1335/09 together with a claim filed by Plaintiff Deutsch against Verint Ltd. in the Tel Aviv Labor Court Case No. 34335-02-10 were consolidated before the Tel Aviv District Court

Schedule A-2

ADDITIONAL EMPLOYEE OR FORMER EMPLOYEE ACTIONS

•

Action filed in the Tel Aviv Regional Magistrate District Court against CTI on October 7, 2008 by plaintiffs Galamidi and Shabtai (Case Number 47825/10). Motion for leave to appeal filed in Tel Aviv District Court by CTI on March 21, 2012, on a Magistrate Court decision (Case Number 37986-03-12)

Action filed with the New York State Division of Human Rights on May 2, 2012 by Maria Castro

•	Action filed in Tel Aviv Labor Court against CTI and Comverse Ltd. on March 18, 2010 by plaintiff Koffler

•	Action filed in Tel Aviv District Court against CTI and Comverse Ltd. on March 17, 2010 by plaintiff Koffler (Case Number 3079903/10)

•	Action filed in Tel Aviv District Court against Comverse Inc., CTI and Comverse Ltd. on August 2, 2012 by Plaintiff Tchwella (Case Number 344-08-12)

Schedule B

OVERLAPPING INDEMNITEES

John Bunyan

Eric Koza

Joel Legon

Shefali Shah

Schedule C

CTI MARKS